Exhibit 99.4

SIMPLIFICATION PLAN AND AGREEMENT

This Agreement is made and entered into this 17th day of March, 2022 (the Effective Date) by and among J. Frank Harrison, III (Frank III), individually and as Trustee of the several trusts described hereinafter, and in his capacity as Chief Manager and Consolidated Stock Manager, as described in more detail herein, together with his children, individually and in their capacity as residuary beneficiaries of the several trusts described hereinafter, and his wife Jan, individually and in her capacity as trustee of the ‘88 Trust (as defined in ANNEX A); Sue Anne Wells (SW), individually and as Trustee of the several trusts described hereinafter, together with her child, individually and in his capacity as residuary beneficiary of the several trusts described hereinafter; Deborah H. Everhart (DH), individually and as Trustee of the several trusts described hereinafter; Dorothy B. Jones (Jones), as Trustee of the several trusts described hereinafter; and John W. Murrey, III (Murrey), as Trustee of the several trusts described hereinafter.

RECITALS:

WHEREAS, Frank III, SW, DH, Jones, and Murrey serve as Trustees of each of the Exempt Trusts, the Non-Exempt Trusts, and the ALC Trust, with the ALC Trust currently administered as three subtrusts (collectively, the ALC Subtrusts, and individually the ALC Subtrust-FH (the primary beneficiary being Frank III), the ALC Subtrust-SW (the primary beneficiary being SW), and the ALC Subtrust-DH (the primary beneficiary being DH) (such terms being defined in ANNEX A); and

WHEREAS, Frank III, SW, DH, Jones and Murrey serve as Trustees of each of the Exempt and Non-Exempt Trusts u/w J. Frank Harrison. Jr., which consist of six separate trusts: one Exempt Trust and one Non-Exempt Trust having as primary beneficiary Frank III; one Exempt Trust and one Non-Exempt Trust having as primary beneficiary SW; and one Exempt Trust and one Non-exempt Trust having as primary beneficiary DH; and

WHEREAS, the Non-Exempt Trusts and the ‘88 Trust are members of the LLC (as defined in ANNEX A) described hereinafter; and

WHEREAS, Frank III and Jan serve as Trustees of the ’88 Trust, which trust owns a membership interest in the LLC, and certain Limited Partnership interests in the family limited partnerships designated: JFH FLP-FH1, JFH FLP-SW1, and JFH FLP- DH1; and

WHEREAS, Harrison Limited Partnership One (HLP One) holds as its only asset, that certain property commonly known as the Snyder Production Center (SPC), currently leased to Coca-Cola Consolidated, Inc. (Consolidated); and

WHEREAS, ALC Subtrust-FH; ALC Subtrust-SW; and ALC Subtrust-DH are the limited partners of HLP One; and

WHEREAS, JFH Management, Inc. described hereinafter (JFH Management), is the general partner of HLP One; and

WHEREAS, the shareholders of JFH Management are each of the Non-Exempt Trusts; and

WHEREAS, the J. Frank Harrison Family, LLC (the LLC) is a limited liability company, the three members of which are the non-exempt trusts (31.25934% each) and the ’88 Trust (6.22197%); and

WHEREAS, Frank, III serves as the Chief Manager and Consolidated Stock Manager of said LLC; and the LLC owns an equal general partnership interest in each of JFH FLP-FH1; JFH FLP-SW1; and JFH FLP-DH1; and

WHEREAS, the several trusts, the family limited partnerships, the LLC, HLP One, and the related entities described above have together served complex family inheritance and estate planning purposes devised by and for J. Frank Harrison, Jr., his estate and his family; and

WHEREAS, the parties to this Agreement believe these family and estate planning purposes have been substantially served and fulfilled and that it is now desirable and in their best interest and the best interests of the heirs and beneficiaries of the estate of J. Frank Harrison, Jr. to reduce and eliminate the complexity and expense of the structure represented by the trusts, partnerships and related entities in the manner set forth hereinafter.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants, representations and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to take, authorize, approve and facilitate the following actions by and with respect to the several trusts and entities and to modify, amend or replace certain provisions of the governing instruments of such trusts and entities, as follows:

ARTICLE ONE: LIST OF RELEVANT TRUSTS AND ENTITIES; DEFINITION OF TERMS

Attached hereto as ANNEX A is a list of relevant trusts and entities referred to herein and modified by the terms of this Simplification Plan and Agreement.

ARTICLE TWO: SALE OF SNYDER PRODUCTION CENTER AND CONVERSION OF CLASS B COMMON STOCK

Section 1. Each of the limited partners of HLP One (ALC Subtrust-FH; ALC Subtrust-SW; and ALC Subtrust-DH) and its general partner, JFH Management, Inc., and each of the shareholders of JFH Management, Inc. (Non-Exempt Trust-FH; Non-Exempt Trust-SW; and Non-Exempt Trust-DH), hereby agree to cause HLP One to execute and deliver on the date hereof, that certain Purchase and Sale Agreement in form satisfactory to HLP One and the parties thereto (the Purchase and Sale Agreement) providing for the sale of the real property and improvements as defined in said Purchase and Sale Agreement, and commonly known as the Snyder Production Center (the SPC) to CCBCC Operations, LLC, for the consideration and on the terms and conditions set forth in the Purchase and Sale Agreement. The execution of the Purchase and Sale Agreement and the closing of the sale of the SPC shall occur as provided in ARTICLE FIVE of this Agreement.

Section 2. Subject to the provisions of ARTICLE FIVE and ARTICLE EIGHT of this Agreement, Frank, III, SW and DH hereby agree that each of the entities and trusts for the benefit of SW and DH holding Class B Common Stock of Consolidated shall convert such shares of Class B Common Stock to Common Stock and that such entities and trusts for the benefit of SW and DH shall be permitted to sell any portion or all of such shares of Common Stock held by them subject only to restrictions concerning the registration, timing and sale of such stock as set forth ARTICLE EIGHT of this Agreement and in the Stockholder Conversion Agreement in form mutually agreed by the parties thereto (the Stockholder Conversion Agreement). Subject to the provisions of ARTICLE FIVE and ARTICLE EIGHT of this Agreement, Frank, III agrees to take such further action as may be required, and to execute and deliver any other necessary or desirable instruments or documents requested by the applicable trusts and other entities on ANNEX A necessary to implement or evidence his approval on behalf of such trusts and other entities of such sale of stock, and to authorize such sale, but the parties acknowledge and agree that, subject to the provisions of ARTICLE FIVE of this Agreement, execution of this Agreement is in and of itself and shall be sufficient to constitute approval and authorization of such sale.

Section 3. Simultaneously with the execution of this Agreement, SW shall resign as Director of Consolidated.

Section 4. Upon closing of the sale of SPC in accordance with the Purchase and Sale Agreement, the parties agree to dissolve as expeditiously as practicable both JFH Management and HLP One and to distribute 30% of the cash realized from such sale to each of the ALC Subtrusts (ALC Subtrust-FH, ALC Subtrust-SW, and ALC Subtrust- DH) and the remaining 10% in equal shares to each of the Non-Exempt Trusts (Non-Exempt Trust-FH, Non-Exempt Trust-SW, and Non Exempt Trust-DH).

ARTICLE THREE: SEPARATION AND MODIFICATION OF TRUSTS

A.

Modifications to Governing Documents of the ALC Trust/ALC Subtrusts. The parties hereto agree that the terms of the ALC Trust/the ALC Subtrusts are modified as follows and further agree to take such steps as may be necessary or advisable to further document such modifications:

Section A.1.	separate the ALC Trust (currently administered as the three ALC Subtrusts) into three wholly separate trusts;

Section A.2.	revise the current provision of each such trust that requires certain named trustees (currently 2 non-family and three siblings) for each sibling’s trust to provide instead for a minimum of two trustees for each trust, one of which shall be the primary beneficiary and at least one of which shall be a person or corporate fiduciary independent with respect to the primary beneficiary as defined in Section 672 of the Code, and with the primary beneficiary having the right to remove or replace the independent trustee(s);

Section A.3.	revise the current provision of each such trust that gives Frank III the right to vote Consolidated stock and the stock of any other company held in the trust to instead provide that (i) the primary sibling beneficiary of such trust shall have the authority to vote any Consolidated stock and the stock of any other company held in the trust and (ii) the primary beneficiary shall have the authority to appoint successor holders, concurrently and/or successively, of such voting power;

Section A.4.	eliminate in their entirety in each such trust the provisions applying to related party transaction restrictions, which restrictions require a review by the trustees and any family member on the Consolidated Board of any transaction between Consolidated and any member of the J. Frank Harrison Jr. family;

Section A.5.	eliminate in their entirety in each such trust the provisions requiring that the applicable person having voting control over any Consolidated stock held by such trust vote such stock to elect either SW or DH to the Consolidated Board;

Section A.6.	eliminate in their entirety in each such trust the provisions requiring additional financial support for SW and DH if dividends on Consolidated fall below the amount paid in the year prior to the death of J. Frank Harrison, Jr.; and

Section A.7.	revise the current provisions of each such trust that require approval of Frank III for any sale of any Consolidated stock and the sale of stock of any other company held in the trust of which the trust owns at least 5% of the total stock ownership (and which provisions also require consultation by Frank III with SW, DH and the other trustees) to instead provide that (i) the primary sibling beneficiary of such trust shall have the power to determine when and whether to sell such stock held in the trust without any requirement of consultation with any other party, including any other Trustees, and (ii) the primary beneficiary shall have the authority to appoint successor holders, concurrently and/or successively, of such power.

B.	Modifications to Governing Documents of each of the Exempt Trusts and Non-Exempt Trusts. The parties agree to modify each of the Exempt Trusts and Non-Exempt Trusts, as follows:

Section B.1.	revise the current provision of each such trust that requires certain named trustees (currently 2 non-family and three siblings) for each sibling’s trust to provide instead for a minimum of two trustees for each trust, one of which shall be the primary beneficiary and at least one of which shall be a person or corporate fiduciary independent with respect to the primary beneficiary as defined in Section 672 of the Code, and with the primary beneficiary having the right to remove or replace the independent trustee(s);

Section B.2.	revise the current provision of each such trust that gives Frank III the right to vote Consolidated stock and the stock of any other company held in the trust to instead provide that (i) the primary sibling beneficiary of such trust shall have the authority to vote any Consolidated stock and the stock of any other company held in the trust and (ii) the primary beneficiary shall have the authority to appoint successor holders, concurrently and/or successively, of such voting power;

Section B.3.	eliminate in their entirety in each such trust the provisions applying to related party transaction restrictions, which restrictions require a review by the trustees and any family member on the Consolidated Board of any transaction between Consolidated and any member of the J. Frank Harrison Jr. family;

Section B.4.	eliminate in their entirety in each such trust the provisions requiring that the applicable person having voting control over any Consolidated stock held by such trust vote such stock to elect either SW or DH to the Consolidated Board;

Section B.5.	eliminate in their entirety in each such trust the provisions requiring additional financial support for SW and DH if dividends on Consolidated fall below the amount paid in the year prior to the death of J. Frank Harrison, Jr.;

Section B.6.	revise the current provisions of each such trust that require approval of Frank III for any sale of any Consolidated stock and the sale of stock of any other company held in the trust of which the trust owns at least 5% of the total stock ownership (and which provisions also require consultation by Frank III with SW, DH and the other trustees) to instead provide that (i) the primary sibling beneficiary of such trust shall have the authority to approve the sale of stock held in the trust without any requirement of consultation with any other party, including any other Trustees, and (ii) the primary beneficiary shall have the authority to appoint successor holders, concurrently and/or successively, of such approval power; and

Section B.7.	eliminate in their entirety in each such trust the provisions concerning conversion of shares of Consolidated Class B stock to Common stock and requiring rights of refusal be granted to the FLPs, then the ALC subtrusts, then the descendants of J. Frank Harrison, Jr.

C.	Modifications to the ‘88 Trust. The parties agree to modify the terms of the ’88 Trust to:

Section C.1.	separate the trust into three trusts, for tax, distribution, and administration purposes, one for the primary benefit of each sibling;

Section C.2.	revise the current provision of each such trust that requires certain named trustees (currently 2 non-family and three siblings) for each sibling’s trust to provide instead for a minimum of two trustees for each trust, one of which shall be the primary beneficiary and at least one of which shall be a person or corporate fiduciary independent with respect to the primary beneficiary as defined in Section 672 of the Code, and with the primary beneficiary having the right to remove or replace the independent trustee(s);

Section C.3.	revise the current provision of each such trust that gives Frank III the right to vote Consolidated stock and the stock of any other company held in the trust to instead provide that (i) the primary sibling beneficiary of such trust shall have the authority to vote any Consolidated stock and the stock of any other company held in the trust and (ii) the primary beneficiary shall have the authority to appoint successor holders, concurrently and/or successively, of such voting power;

Section C.4.	revise the current provisions of each such trust that give Frank, III the right to purchase any stock or other asset held by the trust and giving Frank, III the right to purchase Consolidated Class B stock held by the trust at a discounted price under certain circumstances to provide instead that each primary beneficiary shall have the authority to purchase stock or other trust assets held by the trust; and

Section C.5.	revise the current provisions of each such trust that require approval of Frank III for any sale of any Consolidated stock and the sale of stock of any other company held in the trust of which the trust owns at least 5% of the total stock ownership (and which provisions also require consultation by Frank III with the other trustees) to instead provide that (i) the primary sibling beneficiary of such trust shall have the authority to approve the sale of stock held in the trust without any requirement of consultation with any other party, including any other Trustees, and (ii) the primary beneficiary shall have the authority to appoint successor holders, concurrently and/or successively, of such approval power.

ARTICLE FOUR: MODIFICATIONS TO THE J. FRANK HARRISON FAMILY, LLC

A.	Modifications to the LLC. The parties agree to modify the LLC and the terms of its Operating Agreement as follows:

Section A.1.	separate the LLC into three separate LLCs, with each new LLC to be owned by the respective primary sibling beneficiary’s Non-Exempt Trust and ‘88 Trust with such separate LLC serving as the General Partner of that sibling’s JFH Family Limited Partnership;

Section A.2.	revise the current provision that appoints Frank, III as Chief Manager of the LLC to provide instead that each respective sibling shall serve as, or appoint another, Chief Manger for such sibling’s LLC;

Section A.3.	revise the current provision that appoints Frank, III Consolidated Stock Manager to provide instead that each respective sibling shall serve as, or appoint another, Consolidated Stock Manager for such sibling’s LLC;

Section A.4.	revise in their entirety the provisions creating a Selection Group for the LLC to provide instead that each sibling shall be given the authority to appoint successor Chief Managers and/ or Consolidated Stock Managers, concurrently and/or successively, of such sibling’s LLC;

Section A.5.	eliminate in their entirety the related party transaction provisions of each LLC;

Section A.6.	eliminate in their entirety each board seat and board election provision from each LLC;

Section A.7.	eliminate in their entirety the dividend restriction and additional financial support provisions of the LLC; and

Section A.8.	eliminate in its entirety any provision restricting the sale of Consolidated shares and providing certain rights of first refusal with respect to Consolidated Class B shares to certain entities and descendants of J Frank Harrison, Jr.

ARTICLE FIVE: TIMING AND MANNER OF IMPLEMENTING THE ACTIONS REQUIRED BY ARTICLES TWO, THREE AND FOUR

Section 1. Implementation of the Simplification Plan. To implement the transactions set forth in ARTICLE TWO above, the Trust modifications set forth in ARTICLE THREE above, and the modifications to the LLC as outlined in ARTICLE FOUR, above, the parties hereto agree to the following timing and manner of implementation:

a)

A Petition or Petitions for Modification with respect to each of the ALC Subtrusts, the Exempt Trusts, the Non-Exempt Trusts and the ’88 Trust containing and reflecting the modifications of the governing instruments of the said Trusts as necessary to fully and effectually implement the modifications set forth in ARTICLE THREE of this Agreement in form satisfactory to the parties hereto shall have been filed and approved by the Hamilton County Chancery Court prior to the date hereof; and

b)

Trust Modification Agreements with respect to the each of the ALC Subtrusts, the Exempt Trusts, the Non-Exempt Trusts and the ’88 Trust containing and reflecting the modifications of the governing instruments of the said Trusts as necessary to fully and effectually implement the modifications set forth in ARTICLE THREE of this Agreement and approved by the Hamilton County Chancery Court shall be executed on the date hereof; and

c)

A Modification Agreement with respect to the LLC in form satisfactory to the parties thereto reflecting and implementing the modifications to the LLC as provided in accordance with the terms of this Agreement shall be executed on the date hereof; and

d)	The execution of the Purchase and Sale Agreement, the closing of the sale of the SPC, and the execution of the Stockholder Conversion Agreement shall all occur on the date hereof.

ARTICLE SIX: CONVERSION OF TRUSTS TO TOTAL RETURN TRUSTS

Section 1. Agreement Respecting Conversion of Trusts to Total Return Trusts. The parties hereto agree to permit the conversion of the ALC Subtrusts and the Non-Exempt and Exempt Trusts to Total Return Trusts as defined and provided for under Tennessee Law, and further agree to approve, and not to object to such conversion if the Trustees of such trusts elect to convert such trusts to Total Return Trusts. The parties agree to take such other and further action as may be necessary or desirable to accomplish the foregoing upon request of the Trustees of such trusts.

ARTICLE SEVEN: DELAYED ELIMINATION OF ALC INCOME PREFERENCE FOR SUE ANNE AND DEBORAH

Section 1. Delayed Elimination of the ALC Income Preference for SW and DH. The income preference for SW and DH imposed on the ALC Trust (and, accordingly as imposed on the ALC Subtrust-FH) (the Income Preference) shall provide that the ALC Subtrust-FH shall pay such part or all of the income of such separate trust, if any, but excluding any principal or capitals gains of such trust, to SW and DH that, when added to the income earned by the ALC Subtrust-SW and the ALC Subtrust-DH, guarantees a total distributable amount to SW and DH equal to $3,000,000.00 ($1,500,000.00 each) during any calendar year, provided that if such period is less than a full year the total distributable amount shall be prorated over such lesser time period. The Income Preference shall be eliminated effective as of 90 days from the date hereof.

ARTICLE EIGHT: AGREEMENT RESPECTING SALE OF CONSOLIDATED STOCK HELD BY THE TRUSTS AND ENTITIES

Section 1. The Stockholder Conversion Agreement by and among Consolidated and the several trusts and entities listed therein respecting the conversion of Class B Stock held by each such trust and each such entity to Common Stock and the registration for sale and the sale of such Common Stock shall be executed as provided in ARTICLE FIVE of this Agreement, and the parties hereto acknowledge and agree that the execution and delivery of this Agreement, together with execution and delivery of the Purchase and Sale Agreement, shall be deemed to meet the Estate Simplification Condition referred to in the Stockholder Conversion Agreement.

Section 2. The parties hereto agree that the entities and trusts for the benefit of SW and DH shall not be permitted to sell any portion or all of the Consolidated Common Stock held by such entities and trusts directly to a Coca-Cola bottler and/or its affiliates (other than to Consolidated and/or its affiliates ); provided however, the foregoing shall not prohibit a sale of stock to a Coca-Cola bottler and/or its affiliates that occurs in connection with the execution of a sale on a public market exchange, such as NASDAQ, where neither the exchange nor the parties to sales on the exchange take into account the identity of the parties in the execution of sales.

Section 3. Any right to exchange up to 292,386 shares of Consolidated Common Stock for an equal number of shares of Class B Stock, and any interests or rights therein, held by the ALC Trust (and, accordingly as imposed on the ALC Subtrust-SW and the ALC Subtrust-DH) are hereby transferred to the ALC Subtrust-FH.

ARTICLE NINE: MISCELLANEOUS

Section 1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to conflicts of laws principles that would cause the application of the laws of any other jurisdiction. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision will be ineffective only in such jurisdiction and only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 2. Further Assurances. Each party agrees that they will execute and deliver such other documents and take such other action, as may reasonably be requested by the other parties to consummate more effectively the purposes or subject matter of this Agreement.

Section 4. Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications will be sent to the respective parties at their addresses as set forth on Schedule [___] hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section.

Section 5. Complete Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Other than as expressly contained herein, the parties hereto have made no other representations and warranties to each other. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 6. Amendment; Waiver. This Agreement may be amended, modified or waived only upon the written approval of all the parties hereto. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between or among the parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

[Signature Pages to Follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the Day and year first above written.

/s/ J. Frank Harrison, III
J. FRANK HARRISON, III, INDIVIDUALLY AND IN HIS CAPACITY AS TRUSTEE OF THE ALC SUBTRUSTS, THE EXEMPT AND NON-EXEMPT TRUSTS AND THE ’88 TRUST, AND AS CONSOLIDATED STOCK MANAGER AND CHIEF MANAGER OF THE LLC

/s/ Jan Harrison
JAN HARRISON, IN HER CAPACITY AS CO-TRUSTEE OF THE ’88 TRUST

THEIR CHILDREN, INDIVIDUALLY AND IN THEIR CAPACITY AS CONTINGENT BENEFICIARIES OF THE ALC SUBTRUSTS, THE EXEMPT AND NON-EXEMPT TRUSTS AND THE ’88 TRUST:

/s/ Morgan H. Everett
MORGAN H. EVERETT

/s/ Caroline H. Trammell
CAROLINE H. TRAMMELL

/s/ Carter H. Glenn
CARTER H. GLENN

/s/ Sue Anne Wells
SUE ANNE WELLS, INDIVIDUALLY AND IN HER CAPACITY AS TRUSTEE OF THE ALC SUBTRUSTS, AND THE EXEMPT AND NON-EXEMPT TRUSTS

HER CHILD, INDIVIDUALLY AND IN HIS CAPACITY AS CONTINGENT BENEFICIARY OF THE ALC SUBTRUSTS, THE EXEMPT AND NON-EXEMPT TRUSTS, AND THE ’88 TRUST

/s/ Thompson Wells
THOMPSON WELLS

/s/ Deborah Harrison Everhart
DEBORAH EVERHART, INDIVIDUALLY AND IN HER CAPACITY AS TRUSTEE OF THE ALC SUBTRUSTS, AND THE EXEMPT AND NON-EXEMPT TRUSTS

/s/ Dorothy B. Jones
DOROTHY B. JONES, IN HER CAPACITY AS TRUSTEE OF THE ALC SUBTRUSTS, AND THE EXEMPT AND NON-EXEMPT TRUSTS

/s/ John W. Murrey, III
JOHN W. MURREY, III, IN HIS CAPACITY AS TRUSTEE OF THE ALC SUBTRUSTS, AND THE EXEMPT AND NON-EXEMPT TRUSTS

ANNEX A

LIST OF RELEVANT TRUSTS AND ENTITIES;

DEFINITION OF CERTAIN TERMS

I. ALC TRUST- Revocable Trust Agreement of Anne Lupton Carter- as amended, dtd/ 1967)

Pursuant to exercise of Power of Appointment by J. Frank Harrison, Jr., in his Last Will and Testament, ALC Trust for benefit of his descendants administered as three subtrusts for primary benefit of his three children, J. Frank Harrison, III (Frank, III); Sue Anne Wells (SW); and Deborah Everhart (DH), as follows:

•	ALC TRUST-FH (ALC Subtrust-FH)

•	Primary income beneficiary/ Primary Sibling Beneficiary- Frank, III

•	ALC TRUST-SW (ALC Subtrust-SW)

•	Primary income beneficiary/ Primary Sibling beneficiary- SW

•	ALC TRUST-DH (ALC Subtrust-DH)

•	Primary income beneficiary/Primary Sibling Beneficiary-DH

Trustees of each ALC Subtrust are: Frank, III; SW; DH; Jones; Murrey; each ALC Subtrust is the direct owner of:

78,595 Consolidated Class B Shares held by each of ALC Subtrust-DH and ALC Subtrust-SW and 78,596 Consolidated Class B Shares held by ALC Subtrust-FH

II. RESIDUARY TRUSTS u/w J. Frank Harrison, Jr.

Pursuant to terms of J. Frank Harrison, Jr.’s Last Will and Testament, the residuary of his estate was apportioned into Exempt and Non-Exempt Trusts f/b/o each of Frank, III, SW and DH, as follows:

•	EXEMPT TRUSTS

•	EXEMPT TRUST-FH

•	Primary Income Beneficiary/ Primary Sibling Beneficiary-Frank, III

•	EXEMPT TRUST-SW

•	Primary Income Beneficiary/ Primary Sibling Beneficiary-SW

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•	EXEMPT TRUST-DH

•	Primary Income Beneficiary/Primary Sibling Beneficiary-DH

•	NON-EXEMPT TRUSTS

•	NON-EXEMPT TRUST-FH

•	Primary Income Beneficiary/Primary Sibling Beneficiary-Frank, III

•	NON-EXEMPT TRUST-SW

•	Primary Income Beneficiary/Primary Sibling Beneficiary-SW

•	NON-EXEMPT TRUST-DH

•	Primary Income Beneficiary/Primary Sibling Beneficiary-DH

Trustees of each of the Exempt and Non-Exempt Trusts are: Frank, III; SW; DH; Jones; and Murrey

III. THE HARRISON FAMILY TRUST DTD/1988 (‘88 TRUST)

Irrevocable trust agreement of J. Frank Harrison, Jr. for the primary benefit of his children dated October, 1988

•	Trustees- Frank, III and wife Jan

•	Owns 6.2216% membership interest in LLC

•	Owns 6.1000% interest in JFH FLP-FH1

•	Owns 6.1000% interest in JFH FLP-SW1

•	Owns 6.1000% interest in JFH FLP-DH1

IV. HARRISON LIMITED PARTNERSHIP ONE (HLP ONE)

•	GP (10%)- JFH Management, Inc.

•	LP (30%) ALC Subtrust-FH

•	LP (30%) ALC Subtrust-SW

•	LP (30%) ALC Subtrust-DH

Owns the Snyder Production Center (SPC)

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V. J. FRANK HARRISON FAMILY, LLC (LLC)

Originally formed as a Tennessee Limited liability Company, merged into a Delaware Limited Liability Company, 1988

•	Member (31.25934%) Non-Exempt Trust- FH

•	Member (31.25935%) Non-Exempt Trust-SW

•	Member (31.25934%) Non-Exempt Trust-DH

•	Member (6.22197% ’88 Trust)

•	Chief Manager- Frank, III

•	Consolidated Stock Manager- Frank, III

Owns a 2.001% GP interest in each of the family limited partnerships: JFH FLP-FH1; JFH FLP-SW1; and JFH FLP-DH1

VI. JFH FAMILY LIMITED PARTNERSHIPS

Three separate family limited partnerships originally organized as Tennessee Limited partnerships, merged into Delaware limited partnerships 1999, amended and restated 2001- for the primary benefit of each of Frank, III; SW; and DH

JFH FAMILY LIMITED PARTNERSHIP- FH1 (JFH FLP-FH1)

•	For the primary benefit of Frank, III

•	GP (2.0001%)-LLC

•	LP (83.5269%) ALC Subtrust-FH

•	LP (6.5081%) Non-Exempt Trust-FH

•	LP (1.8645%) Exempt Trust-FH

•	LP (6.1004%) ’88 Trust

JFH FAMILY LIMITED PARTNERSHIP-SW1 (JFH FLP-SW1)

•	For the primary benefit of SW

•	GP (2.0001%)-LLC

•	LP (83.5269%)-ALC Subtrust-SW

•	LP (6.5081%) Non-Exempt Trust-SW

•	LP (1.8645%)-Exempt Trust-SW

•	LP (6.1004%) ’88 Trust

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JFH FAMILY LIMITED PARTNERSHIP-DH1 (JFH FLP-DH1)

•	For the primary benefit of DH (JFH FLP-DH1)

•	GP (2.0001%)- LLC

•	LP (83.5269%)-ALC Subtrust-DH

•	LP (6.5081%)- Non-Exempt Trust-DH

•	LP (1.8645%) Exempt Trust-DH

•	LP (6.1004%) ’88 Trust

Each family limited partnership directly owns: 535,178 CONSOLIDATED Class B Shares

VII. JFH MANAGEMENT, INC. (JFH MANAGEMENT)

•	President- John Henry

•	Shareholder (1/3) -Non-Exempt Trust-FH

•	Shareholder (1/3)- Non-Exempt Trust-SW

•	Shareholder (1/3)- Non- Exempt Trust-DH

Owns a 10% Interest in HLP One

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